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As filed with the Securities and Exchange Commission on July 26, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NATIONAL MERCANTILE BANCORP
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	95-3819685 (I.R.S. Employer Identification No.)

1840 Century Park East Los Angeles, California (Address of principal executive offices)	90067 (Zip code)

NATIONAL MERCANTILE BANCORP
AMENDED 1996 STOCK INCENTIVE PLAN
(Amended as of June 6, 2002)
(Full title of the plan)

SCOTT A. MONTGOMERY
President and Chief Executive Officer
National Mercantile Bancorp
1840 Century Park East
Los Angeles, California 90067
(Name and address of agent for service)

(310) 277-2265
(Telephone number, including area code, of agent for service)

Copy to:
 ALAN B. SPATZ, ESQ.
Troy & Gould Professional Corporation
1801 Century Park East, 16th Floor
Los Angeles, California 90067
(310) 553-4441

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, without par value	100,000	$5.23	$523,000	$48.12

(1)
This Registration Statement covers, in addition to the number of shares of Common Stock stated above, such indeterminate number of shares of Common Stock as may be issued upon exercise of options granted under the Amended 1996 Stock Incentive Plan as a result of the adjustment provisions thereof.

(2)
Estimated, solely for purposes of calculating the amount of the registration fee pursuant to Rule 457, based upon the average of the high and low sales prices of the Common Stock as reported on the NASDAQ SmallCap Market System on July 23, 2002.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Certain Documents by Reference.

        On July 2, 2001, National Mercantile Bancorp (the "Registrant") filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (Registration No. 333-64316) (the "Prior Registration Statement") relating to shares of the Registrant's Common Stock, without par value, to be issued pursuant to the Registrant's Amended 1996 Stock Incentive Plan, as amended as of April 26, 2001 (the "Plan"). The Prior Registration Statement currently is effective. This Registration Statement relates to additional securities of the same class as those to which the Prior Registration Statement relates to be issued pursuant to the Plan. The contents of the Prior Registration Statement, including all exhibits thereto, are incorporated herein by reference.

        The financial statements included in the Annual Report on Form 10-KSB incorporated herein by reference were audited by Arthur Andersen LLP ("Andersen"). After reasonable efforts, the Registrant has not been able to obtain the consent of Andersen to the incorporation by reference of its audit report dated March 13, 2002 into this Registration Statement. Accordingly, the Registrant cannot comply with the requirement to file the consents of Andersen in reliance upon Rule 437a of the Securities Act. As a result, Andersen will not be liable to investors under Section 11(a) of the Securities Act because it has not consented to being named as an expert in this Registration Statement. Therefore, such lack of consent may limit the recovery by investors from Andersen.

Item 8.    Exhibits.

        See the attached Exhibit Index that follows the signature pages, which is incorporated by reference.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 26th day of July, 2002.

NATIONAL MERCANTILE BANCORP
By	/s/ SCOTT A. MONTGOMERY Scott A. Montgomery President and Chief Executive Officer
By	/s/ DAVID R. BROWN David R. Brown Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Scott A. Montgomery and David R. Brown his true and lawful attorney-in-fact and agent, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent with full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT E. GIPSON Robert E. Gipson	Chairman of the Board	July 26, 2002
/s/ ROBERT E. THOMSON Robert E. Thomson	Vice Chair	July 26, 2002
/s/ SCOTT A. MONTGOMERY Scott A. Montgomery	Director, President and Chief Executive Officer (Principal Executive Officer)	July 26, 2002
/s/ DONALD E. BENSON Donald E. Benson	Director	July 26, 2002
/s/ JOSEPH N. COHEN Joseph N. Cohen	Director	July 26, 2002
/s/ ANTOINETTE HUBENETTE, M.D. Antoinette Hubenette, M.D.	Director	July 26, 2002
/s/ DION G. MORROW Dion G. Morrow	Director	July 26, 2002
/s/ CARL R. TERZIAN Carl R. Terzian	Director	July 26, 2002

EXHIBIT INDEX

Exhibit Number
5.1	Opinion of Troy & Gould Professional Corporation
23.1	Consent of Troy & Gould Professional Corporation (included in Exhibit 5.1)
23.2	Consent of Arthur Andersen LLP (consent of independent public accountant) (omitted pursuant to Rule 437a of the Securities Act)
24.1	Power of Attorney (included on signature page)
99.1	National Mercantile Bancorp Amended 1996 Stock Incentive Plan (Amended as of June 6, 2002)

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
Item 8. Exhibits .
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX